First Franklin Corporation

                    4750 Ashwood Drive Cincinnati, Ohio 45241
                      (513) 469-8000     Fax (513) 469-5360



April 14, 1997


FOR IMMEDIATE RELEASE

CONTACT:  Thomas H. Siemers
President and CEO
(513) 469-8000



First Franklin Corporation, the parent of Franklin Savings and Loan Company, Cincinnati, Ohio today announced earnings of $348,000 ($0.29 per share) for the first quarter of 1997. This compares to earnings of $305,000 ($0.25 per share) for the same period of 1996.

Franklin Savings has seven offices in Greater Cincinnati.